Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-218358) of Flagstar Bank, National Association (formerly Flagstar Financial, Inc.), of our report dated June 10, 2026, relating to the financial statements and supplemental information of the Flagstar Bank, National Association Employee Savings Plan (formerly Flagstar Financial, Inc. Employee Savings Plan) (the Plan), appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP
San Francisco, California
June 10, 2026